Exhibit 99.1

Post Office Box 787 Lebanon, Tennessee 37088-0787

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Julie K. Davis
(615) 443-9266
CRACKER BARREL OLD COUNTRY STORE, INC. ELECTS
WILLIAM W. McCARTEN TO BOARD OF DIRECTORS
LEBANON, Tenn. (August 10, 2011) — Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) has elected William W. McCarten to its Board of Directors, effective immediately. Mr. McCarten’s election brings the number of Cracker Barrel board members to 12, of whom 11 are independent directors. He is the third new independent director to join the Board since June.
Bill McCarten is Chairman of DiamondRock Hospitality Company, a lodging-focused Real Estate Investment Trust, that he founded in 2004 and took public in 2005. DiamondRock (NYSE: DRH) owns 26 high-quality hotels throughout the United States and has assets of nearly $3 billion. Mr. McCarten served as Chief Executive Officer of DiamondRock from its inception through September 1, 2008.
Mr. McCarten brings extensive hospitality, retail and restaurant experience to Cracker Barrel. Prior to founding DiamondRock, he held a number of senior executive positions with Marriott International, Inc. and related entities over the course of 25 years. He was President of Marriott International’s Services Group from 2001 to 2003. From 1992 to 2000, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, the nation’s leading developer and operator of restaurant and retail concessions in travel and entertainment venues. Mr. McCarten led the transformation of this industry segment through his efforts to bring national retail brands into these venues. He is a graduate of the McIntire School of Commerce at the University of Virginia and served on the Advisory Board of the McIntire School for fifteen years, from 1981 to 1996.
Mr. McCarten has received several prestigious industry awards including the Nation’s Restaurant News Golden Chain Award (1999), Nation’s Restaurant News Operator of the Year Award (1999), Marriott International’s Partnership Circle Award (2006), and HVS’ Lodging Leadership CEO of the Year Award (2007).
“We welcome the addition of Bill McCarten to Cracker Barrel’s board of directors as part of our ongoing board succession process and our focus on shareholder value,” said Michael A. Woodhouse, chairman and chief executive officer. “His wisdom and in-depth knowledge gained as the CEO of a company that successfully combined both restaurants and retail shops under the same roof will add a valuable perspective to our board.”
About Cracker Barrel
Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage...all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its made from scratch biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.
Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 603 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. — 10 p.m., and Friday and Saturday, 6 a.m. — 11 p.m. For more information, visit crackerbarrel.com.